EXHIBIT 99.1

February 1, 2022

Dear Shareholder,

Thank you for your valued investment in Hartman vREIT XXI, Inc (the “Company”).

Historically, the Company has delivered a 6% return to our investors. However, with rapid upward pressure on interest rates over the past twelve months, our weighted average interest rate now equals approximately 7.3%, more than double from January 2022, and our total monthly debt service obligation has more than tripled. As a result, the Company is not able to support a distribution. While our revenue has increased, we do not anticipate a meaningful decline in interest rates for the 2023 calendar year. Because of that, it is not anticipated that XXI will be able to pay a distribution for the foreseeable future as we navigate these market conditions. The board of directors and management will continuously evaluate the Company’s financial condition and the economic environment to determine an appropriate time for the reinstatement of distributions to stockholders.

You will receive a newsletter with more fund performance updates once financials for Q4 are published.

Very truly yours,

/s/ Allen R. Hartman

Allen R. Hartman
Executive Chairman and Chief Executive Office